Exhibit 10.1

[Adobe Letterhead]

January 5, 2007

Mark Garrett

Dear Mark:

On behalf of Adobe Systems Incorporated, I am pleased to offer you the position of Chief Financial Officer and Executive Vice President, reporting to me. We recognize that employees are at the core of our success, and we look forward to having you join the other highly qualified and motivated individuals who work at Adobe.

Compensation: The base compensation for this Exempt position will be $39,583.33 per month ($475,000.00 annually based).

Stock Options:Adobe inspires employees to contribute at peak performance and share in the success of the company and you will be offered the opportunity to purchase 275,000 shares of Common Stock under the Adobe Equity Incentive Plan. These shares and the price at which you would be able to purchase them are subject to the approval of the Board of Directors and to the terms of the Plan. A schedule outlining the vesting provisions is included for your information.

Performance Share Program:  The proposed target award of 12,500 performance shares will vest after the completion of Adobe’s fiscal year 2007 based on the achievement of specific performance metrics outlined in the attached Program Summary.  Based on achievement of the performance metrics, you could earn between 0% and 150% of your target award.

In addition, you will also be eligible to participate in the 2007 performance share plan. Accordingly, the amount will be determined in January, 2007.

Sign-on Bonus: Should you accept this employment offer and join Adobe, you will receive a sign-on bonus of $100,000 (less appropriate withholding taxes), payable on the next available payroll after your hire date, unless you elect to defer any portion thereof under the Deferred Compensation Plan; you must irrevocably elect any such deferral of your sign-on bonus before your start date (see the enclosed form).  You must reimburse the Company for this amount, prorated for each full month worked after your hire date, should you voluntarily terminate your employment or your employment be terminated for cause within the first year after the start date.  You authorize Adobe to deduct any remaining sign-on bonus balance from your final paycheck.

Annual Incentive Plan (AIP) Bonus: You will also qualify for an Annual Incentive Plan (AIP) bonus of up to 85% of your annual base salary per year, subject to the terms of the AIP. The AIP period for FY 2007 is defined as December 5, 2006 through the last U.S. business day in November 2007. You will be eligible to receive a prorated bonus for the remainder of the FY2007 AIP period if you remain employed by Adobe through the end of the period and the Company achieves its budgeted operating profit and revenue during that fiscal year and your individual goals are achieved.

Deferred Compensation Plan (DCP): Adobe’s DCP supplements the Adobe 401(k) Retirement Savings Plan by providing an additional opportunity to tax defer a portion of income. Eligible participants may defer compensation from the following sources: base salary, commissions (if applicable), quarterly profit sharing bonus, Annual Incentive Plan (AIP) bonus and Restricted Stock Unit (RSU) award. As a new employee, you may join the DCP by submitting your elections within 30 days of your employment hire date with Adobe. In addition, you may be eligible to join the DCP during the Plan’s designated Open Enrollment periods.

Benefits: Upon your date of hire, you will be eligible to take advantage of our comprehensive benefits package, which includes your choice of medical and dental plans, vision care, life insurance and disability coverage as well as health care, dependent care reimbursement accounts, and much more. You may also participate in Adobe’s 401(k) Retirement Savings Plan, Deferred Compensation Plan (DCP), and the Employee Stock Purchase Plan (ESPP). A benefit summary outlining all of our benefits is included with this offer letter.

Contingencies: You must sign the Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This offer is contingent upon successful completion of a background check.

This offer is also contingent upon your providing us with the information requested in the Export Control Questionnaire within seven days of receipt of this offer to allow us to determine if you require an export license. If so, this offer is contingent upon the receipt of any export license or any other approval that may be required under the United States export control laws and regulations.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States.

Employment with Adobe is at-will and is for no specified period and may be terminated by you or the company at any time, for any reason or no reason. This letter, along with any agreements relating to proprietary rights between you and Adobe, sets forth the terms of your employment with Adobe and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Adobe and by you.

Upon acceptance of our offer, please sign and return this letter and the enclosed documents to the Human Resources Department in the envelope provided ASAP. We appreciate the prompt return of the requested documents so we will be able to have your information ready when you arrive. (In order to have your systems set up for your first day, all documents must be received 5 full business days prior to your start date.) If you have any questions regarding the details of this offer, please contact me. This offer will be valid until January 9, 2007.

To officially welcome you to Adobe, we’d like to invite you to attend Adobe’s New Employee Orientation, which is held in the San Jose office each Monday from 9:30am-4:15pm.  Once we receive your signed paperwork, we’ll send you a confirmation email that will outline the details of the orientation, including which day you are scheduled to attend.

Mark, welcome to the Adobe team. We’re proud of the energizing culture and environment here, and are confident you will soon discover why it’s simply better at Adobe. We look forward to your contributions to Adobe’s ongoing success.

Sincerely,

/s/ Bruce Chizen

Bruce Chizen

Chief Executive Officer

I accept this offer and I understand that I am required to sign and return the enclosed Employee Inventions and Proprietary Rights Assignment Agreement and the Export Control Questionnaire before starting employment with Adobe Systems.

/s/ Mark Garrett
Signature
1/7/07
Accept Date
2/1/07
Start Date

BC/dv

Enclosures:

Employee Input Sheet

Form W4

Employee Inventions and Proprietary Rights Assignment Agreement

Employment Eligibility Verification

Export Control Questionnaire

cc: Human Resources